Exhibit 99.1
ADVANCED ENERGY INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On October 15, 2010, Advanced Energy Industries, Inc. (“Advanced Energy”) completed the previously reported sale of its gas flow control business, which includes the Aera® mass flow control and related product lines (the “Assets”), to Hitachi Metals, Ltd., pursuant to the Asset Purchase Agreement dated July 21, 2010 between Advanced Energy and Hitachi (the “Purchase Agreement”). The cash proceeds from the sale of the Assets were approximately $44.9 million, after adjustments of approximately $1.2 million for inventory as of the closing date and deduction of approximately $352,000 for certain assets retained by Advanced Energy (the “Asset Disposition”).
The Assets include, without limitation, inventory, real property in Hachioji, Japan, equipment, certain contracts and intellectual property rights related to the gas flow control business.
In connection with the closing of the Asset Disposition, Advanced Energy entered into a Master Services Agreement and a Supplemental Transition Services Agreement pursuant to which Advanced Energy will provide certain transition services and Advanced Energy became an authorized service provider for Hitachi in all countries other than Japan.
The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended December 31, 2009 assumes that the Asset Disposition took place on January 1, 2009, the first day of Advanced Energy’s fiscal year 2009.
Advanced Energy has not presented the unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 2010, as the results of operations of its gas flow control business were reported as discontinued operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2010.
The Unaudited Pro Forma Condensed Consolidated Balance Sheet assumes that the Asset Disposition took place on June 30, 2010.
The historical Condensed Consolidated Financial Statements of Advanced Energy have been adjusted in the Unaudited Pro Forma Condensed Consolidated Financial Statements to give effect to pro forma events that are (1) directly attributable to the Asset Disposition, (2) factually supportable, and (3) with respect to the Condensed Consolidated Statement of Operations, expected to have a continuing impact on the consolidated results.
The Unaudited Pro Forma Condensed Consolidated Financial Statements have been presented for informational purposes only and is not necessarily indicative of what the Company’s Consolidated Statements of Financial Position or Results of Operations actually would have been had the Asset Disposition been completed as of the dates indicated. In addition, the

Unaudited Pro Forma Condensed Consolidated Financial Statements does not purport to project the future financial position or operating results of the consolidated Company. Unaudited Pro Forma Condensed Consolidated Financial Statements, including the notes thereto, should be read in conjunction with the historical Consolidated Financial Statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 4, 2010. The Unaudited Pro Forma Condensed Consolidated Financial Statements included herein do not include the operations acquired from PV Powered, Inc. on May 3, 2010. The Company filed an 8-K on July 12, 2010 that describes the PV Powered, Inc. acquisition, including pro forma financial statements that present the effect of the acquisition on the historical financial statements of the Company.

ADVANCED ENERGY INDUSTRIES, INC. AND SUBSIDIARIES
Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
Year Ended December 31, 2009
(In thousands, except per share amounts)

		Pro Forma
	As Reported	Adjustments (a)	Pro Forma

SALES	$186,395	$(24,549)	$161,846
COST OF SALES	132,028	(19,972)	112,056

GROSS PROFIT	54,367	(4,577)	49,790

OPERATING EXPENSES:
Research and development	43,262	(2,130)	41,132
Selling, general and administrative	41,484	(3,444)	38,040
Impairment of goodwill	63,260	—	63,260
Amortization of intangible assets	613	(491)	122
Restructuring charges	4,376	—	4,376

Total operating expenses	152,995	(6,065)	146,930

INCOME (LOSS) FROM OPERATIONS	(98,628)	1,488	(97,140)
OTHER INCOME (EXPENSE), NET	1,910	—	1,910

Income (loss) from operations before income taxes	(96,718)	1,488	(95,230)
PROVISION FOR INCOME TAXES	5,987	595 (b)	6,582

NET INCOME (LOSS)	$(102,705)	$893	$(101,812)

BASIC WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING	41,966		41,966
DILUTED WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING	41,966		41,966

EARNINGS PER SHARE:
NET INCOME (LOSS):
BASIC EARNINGS PER SHARE	$(2.45)		$(2.43)
DILUTED EARNINGS PER SHARE	$(2.45)		$(2.43)
     The accompanying notes are an integral part of these Pro Forma Condensed Consolidated Financial Statements.

ADVANCED ENERGY INDUSTRIES, INC. AND SUBSIDIARIES
Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
As of June 30, 2010
(In thousands)

		Pro Forma
	As Reported	Adjustments		Pro Forma

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$116,795	$44,885	(c)	$161,680
Marketable securities	12,066	—		12,066
Accounts receivable, net	75,175	—		75,175
Inventories, net	56,611	2,763	(d)	59,374
Deferred income tax assets	9,183	—		9,183
Income taxes receivable	3,245	—		3,245
Assets of business held for sale	30,180	(30,180	)(d)	—
Other current assets	7,533	—		7,533

Total current assets	310,788	17,468		328,256

PROPERTY AND EQUIPMENT, net	22,244	(1,007	)(d)	21,237

OTHER ASSETS:
Deposits and other	8,814	—		8,814
Goodwill	47,920	—		47,920
Other intangible assets, net	50,219	—		50,219
Deferred income tax assets	20,268	—		20,268

Total assets	$460,253	$16,461		$476,714

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,549	$—		$35,549
Income taxes payable	—	6,853	(f)	6,853
Accrued payroll and employee benefits	11,583	—		11,583
Accrued warranty expense	5,818	(499	)(d)	5,319
Other accrued expenses	7,604	1,319	(e)	8,923
Customer deposits and deferred revenue	5,746	—		5,746
Acquisition related contingent liability	38,967	—		38,967
Liabilities of business held for sale	1,493	(1,493	)(d)	—

Total current liabilities	106,760	6,180		112,940

LONG-TERM LIABILITIES
Deferred income tax liabilities	18,746	—		18,746
Uncertain tax positions	15,519	—		15,519
Accrued warranty expense	3,815	—		3,815
Other long-term liabilities	4,780	—		4,780

Total liabilities	149,620	6,180		155,800

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	310,633	10,281	(g)	320,914

Total liabilities and stockholders’ equity	$460,253	$16,461		$476,714

     The accompanying notes are an integral part of these Pro Forma Condensed Consolidated Financial Statements.

ADVANCED ENERGY INDUSTRIES, INC. AND SUBSIDARIES
Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)
NOTE 1. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS:

(a)	Reflects the elimination of the results of operations of the gas flow control business.

(b)	A combined income tax rate of 40% has been assumed for the purposes of these Unaudited Pro Forma Condensed Consolidated Financial Statements.

(c)	Represents cash proceeds received from the Purchaser on October 15, 2010.

(d)	Represents the elimination of assets and liabilities transferred to the Purchaser in the Asset Disposition, including revisions to estimates made as of June 30, 2010 of the assets and liabilities to be included in the sale

(e)	Represents estimated transaction costs incurred in connection with the Asset Disposition.

(f)	Represents accrued income taxes on gain on the Asset Disposition.

(g)	Represents estimated gain on the Asset Disposition net of income taxes.